2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com

      FOR IMMEDIATE RELEASE

Motorcar Parts & Accessories, Inc. Changes Name To
Motorcar Parts of America, Inc.

     LOS ANGELES, CA., January 13, 2004 — Motorcar Parts & Accessories, Inc. (“MPA”) (OTC: MPAA), a leading provider of remanufactured starters and alternators for the automotive aftermarket, today announced that the Company has changed its name to Motorcar Parts of America, Inc. The name change was approved at the Company’s annual shareholders’ meeting held last month.

     “The name Motorcar Parts of America better reflects our nationwide leadership position in the markets we serve,” said CEO Selwyn Joffe. “Changing MPA’s corporate name also aligns the company with our business of providing motorcar parts that customers have come to recognize as synonymous with superior quality, while shedding the term accessories, the business of which MPA exited more than a decade ago. We look forward to applying the same technical expertise and superior craftsmanship to our upcoming new product introductions that has earned MPA a reputation as the premium provider of alternators and starters,” added Joffe.

About MPA

Motorcar Parts of America, Inc. (MPA), is a leading manufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA also assembles and distributes ignition wire sets for imported and domestic cars and light trucks. MPA has facilities in the United States in Torrance, California, and Nashville, Tennessee, as well as overseas in Singapore and Malaysia. The company website is located at www.motorcarparts.com.

Disclosure Regarding Private Securities Litigation Reform Act of 1995:

This press release may contain certain forward-looking statements with respect to the future performance of the Company that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in the Company’s relationship with any of its customers, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts remanufacturing industry, unforeseen increases in operating costs and other factors discussed herein and in the Company’s filings with the Securities and Exchange Commission.

     For more information, contact:

Crocker Coulson	Selwyn Joffe
Partner	Chairman, President & CEO
CCG Investor Relations	Motorcar Parts of America, Inc.
(818) 789-0100	(310) 972-4005
crocker.coulson@ccgir.com

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